 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pressure BioSciences, Inc. on Form S-3 of our report dated March 31, 2011, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Pressure BioSciences, Inc. and Subsidiary as of December 31, 2010 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Boston, Massachusetts
September 13, 2011